Exhibit 5.1

April 28, 2022

Northrop Grumman Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Northrop Grumman Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s proposed issuance and offer to exchange any and all of the outstanding notes set forth on Annex A hereto and identified under the heading “Restricted Notes” (collectively, the “Restricted Notes”), issued by the Company, for consideration consisting of, with respect to each series of the Restricted Notes, the principal amount described in the Registration Statement of newly issued notes of the Company set forth across from such series of Restricted Notes under the heading “Exchange Notes” on Annex A hereto (collectively, the “Exchange Notes”).

The Exchange Notes are to be issued pursuant to the indenture, dated as of November 21, 2001 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon (the “Trustee”), as successor to JPMorgan Chase Bank, as trustee, as supplemented by the first supplemental indenture, dated as of July 30, 2009, the third supplemental indenture dated as of March 30, 2011, the fourth supplemental indenture, dated as of March 30, 2011, and the tenth supplemental indenture, dated as of September 2, 2021 (the supplemental indentures, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation of the Company dated May 29, 2012; (ii) the Amended and Restated Bylaws of the Company dated December 4, 2018; (iii) resolutions adopted by the board of directors of the Company on May 18, 2021; (iv) the Registration Statement; (v) the Indenture; and (vi) the forms of the Exchange Notes. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and conformity to authentic original documents of all documents submitted to us as copies. In expressing the opinions set forth herein, we have also assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Exchange Notes will conform to the forms of notes examined by us.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Exchange Notes are offered or issued as contemplated by the Registration Statement; and (iii) all Exchange Notes will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the prospectus related thereto, we are of the opinion that the Exchange Notes have been duly authorized by the Company and when the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Restricted Notes, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We express no opinion herein as to any provision of the Indenture or the Exchange Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related thereto, (b) contains a waiver of an inconvenient forum, (c) relates to the waiver of rights to jury trial or (d) provides for indemnification, contribution or limitations on liability. We also express no opinion as to (i) the enforceability of the provisions of the Indenture or the Exchange Notes to the extent such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture or the Exchange Notes.

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Northrop Grumman Corporation

2980 Fairview Park Drive

Falls Church, Virginia 22042

ANNEX A

Restricted Notes	Exchange Notes
1. 7.875% Notes due 2026	1. 7.875% Notes due 2026
2. 7.750% Notes due 2026	2. 7.750% Notes due 2026
3. 6.650% Notes due 2028	3. 6.650% Notes due 2028
4. 7.750% Notes due 2029	4. 7.750% Notes due 2029
5. 7.750% Notes due 2031	5. 7.750% Notes due 2031
6. 6.980% Notes due 2036	6. 6.980% Notes due 2036